Exhibit 99.1


     First Litchfield Financial Corporation Announces First Quarter Earnings

 Litchfield, Connecticut, May 11, 2004...First Litchfield Financial Corporation

(NASDQ: FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported earnings for the first quarter of 2004. Net income for the quarter totaled $653,000 or $.34 diluted and basic earnings per share. Such earnings have increased 16% from 2003 first quarter earnings of $561,000, or $.29 and $.30 diluted and basic earnings per share, respectively. The increased profitability resulted from growth in net interest income along with effective management of noninterest expense.

Net interest income for the first quarter of 2004 totaled $3,024,000, an increase of 19% or $483,000 from the first quarter of 2003. The increase in net interest income is the result of the higher volume of earning assets. Average earning assets totaled $375 million during the first quarter of 2004, an increase of 32% over the first quarter of 2003. The growth in earning assets was primarily in the investment portfolio which increased by $96 million over the past year. Average loans for the first quarter were $192 million, an increase of 4% from the first quarter of 2004. The growth in earning assets offset the effects of a lower net interest margin caused by the continued low interest rate environment.

Deposits at March 31, 2004 totaled $309 million, an increase of 10% from March 31, 2003 deposits of $282 million. Deposit growth occurred with respect to demand, savings and money market products. This growth is attributed to the Bank's competitive array of





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products, to the opening of the Bank's new Torrington Branch in early 2003, and consumer preference for liquid assets in the current financial and interest rate environment.

Noninterest income increased by 3% from the same period in 2003. Service charges and fees increased by 29%, due mainly to deposit charges from higher volumes of accounts, as well as from changes in fee schedules for overdraft and account maintenance fees. Trust fee income decreased $79,000 from the first quarter of 2003. This decline is due to fewer estate settlement accounts as well as to a non-recurring fee rebate paid during the first quarter of 2004. In March of 2004, the Bank sold OREO property and the resultant gain of $45,000 is included in other noninterest income for the quarter.

Noninterest expenses for the quarter ended March 31, 2004 totaled $2,627,000, which is an increase of 13% from the first quarter of 2003. Much of the increase is attributable to additional staffing in the areas of training, marketing, trust and lending. Management regards this investment in talent as essential in order to deliver the best in quality service and products to its customers. Other increases in noninterest expense were the result of the Company's growth over the last year as well as increased professional fees generated in connection with new compliance requirements, as well as personnel and other contractual matters.

Nonperforming assets were $1.1 million as of March 31, 2004 which is a decrease from year-end 2003 nonperforming assets of $1.7 million. As of March 31, 2004, nonperforming assets were .26% of total assets, as compared to the year-end 2003 balance which was .44% of total assets. Such decreases are due to the sale of OREO





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property as well as to the positive resolutions of nonaccrual commercial and residential mortgage loans.

The First National Bank of Litchfield is a community bank operating full service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. It has served the communities of Northwestern Connecticut since 1814. The new full service branch in downtown Torrington opened in March of 2003. The Bank maintains a full service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers nondeposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. and Infinex Insurance Agency, Inc.



Contact Person:  Carroll A. Pereira, CFO

                  (860) 567-2674